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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Apollo Endosurgery, Inc.

        We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in redeemable preferred stock and stockholders' equity / (deficit) and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Austin, Texas
July 19, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm